EXHIBIT 10.4

1.     CORPORATE GUARANTY AGREEMENT

The undersigned, as "Guarantor", in consideration of, and as inducement to, NFS Leasing Inc.’s (“NFS”) entering into that certain Lease Schedule Termination and Loan Agreement and the other Loan Documents described therein, all of even date herewith, between NFS as Lender and SignalShare, LLC (“SignalShare”) as Borrower (collectively the “Loan Documents”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agrees as follows:

1.           Financial Guaranty:  Guarantor hereby unconditionally guarantees payment to NFS of all sums due from SignalShare under the Loan Documents, including but not specifically limited to, all principal and interest payments, delinquency charges, expenses incurred by NFS to cure any default by SignalShare or to protect or preserve its rights in any collateral securing the Loan as defined in the Loan Documents,  costs, expenses, attorneys’ fees, liquidated damages and other amounts or damages which may be due or awarded to NFS upon the default of SignalShare as provided in the Loan Documents. By executing this Guaranty Agreement, Guarantor hereby acknowledges that Guarantor has reviewed the Loan Documents, has had sufficient opportunity to consult with legal counsel, and fully understands Guarantor's financial obligations and exposure under this Guaranty Agreement. Guarantor acknowledges that Guarantor owns a controlling interest in SignalShare and that it will benefit from the loan transaction evidenced by the Loan Documents.

2.           Payment by Guarantor:  Guarantor hereby agrees that in the event SignalShare fails to pay any amount due NFS under the Loan Documents within five (5) business days after the date such payment is due and after the applicable notice period under the Loan Documents has expired, Guarantor will pay any such amounts in full to NFS within five (5) business days of the date Guarantor receives a written notice of payment due from NFS.  NFS agrees that such payments by Guarantor shall cure the applicable default under the Loan Documents.  Guarantor agrees that all such notices shall be sent to Guarantor at the address, facsimile number or e-mail address listed below, or at such other address, facsimile number or e-mail address as Guarantor may from time to time provide to NFS in writing.  Any such notice may be mailed by overnight delivery or certified mail return receipt requested, postage pre-paid, and/or sent via facsimile and/or via e-mail. If sent by certified mail or overnight delivery, such notice shall be deemed received by Guarantor on the date of receipt or the date delivery was first attempted if such delivery was refused. If such notice is sent via facsimile or e-mail, it shall be deemed received by Guarantor at the time proof of successful transmission or receipt is documented  Guarantor’s failure to provide any change of its mailing address, facsimile number or e-mail address shall not constitute a defense of lack of notice.

3.           Nature of Guarantor's Liability:  Guarantor agrees that Guarantor's payment obligations under this Guaranty Agreement are an independent contractual undertaking on the part of Guarantor, and that Guarantor's liability to NFS shall be joint and several with SignalShare's obligations towards NFS under the Loan Agreements.  The obligations of Guarantor hereunder are a guaranty of payment and not of collection. Guarantor further agrees that NFS's remedies against Guarantor for breach of this Guaranty Agreement shall be separate and distinct from its remedies against SignalShare, and NFS may, at its sole option, proceed directly against Guarantor without first proceeding against SignalShare. Neither the failure of NFS in any particular instance to insist upon Guarantor's strict performance, nor the granting by NFS of any particular indulgence, forbearance or concession to either Guarantor or SignalShare, shall operate as a waiver on the part of NFS to thereafter insist upon Guarantor's strict performance of this Guaranty Agreement.  Guarantor agrees that, absent an express agreement in writing to the contrary signed by NFS, this Guaranty Agreement shall be irrevocable by Guarantor until such time as the SignalShare’s obligations under the Loan Documents have terminated and all sums due NFS thereunder have been paid in full.

4.           [INTENTIONALLY OMITTED]

5.           Due Authority and Binding Effect.  Guarantor represents and warrants to NFS that the individual who is executing this Guaranty on behalf of Guarantor is duly authorized to do so without the need to obtain any additional consent or authorization, and that once so executed, this Guaranty will constitute a binding and enforceable agreement in accordance with its terms, to which Guarantor is duly bound.

6.           Governing Law and Venue.  Guarantor acknowledges that transactions evidenced by the Loan Documents, the obligations of SignalShare thereunder, and the Guarantor’s obligations under this Guaranty Agreement, are primarily to be performed in the Commonwealth of Massachusetts. Guarantor agrees that the execution of this Guaranty Agreement and performance of the Guarantor's obligations hereunder shall be deemed to have a Commonwealth of Massachusetts situs. Guarantor agrees to be subject to the personal jurisdiction of the courts of the Commonwealth of Massachusetts or the Federal District Courts located in the Commonwealth of Massachusetts with respect to any action NFS or its successors or assigns, may commence hereunder.  Accordingly, the undersigned hereby specifically and irrevocably consents to the jurisdiction of the courts of the Commonwealth of Massachusetts with respect to all matters concerning this Guaranty Agreement or the enforcement thereof. Notwithstanding the foregoing, Guarantor agrees that NFS shall be entitled to protect and/or enforce its rights with respect to any collateral which is described in the Guarantor’s Security Agreement by bringing an action in any other State or Federal court having exclusive jurisdiction over any such collateral.

7.            Waiver Of Jury Trial.

Guarantor and NFS agree that neither of them, nor any assignee or successor, shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of, this Guaranty Agreement, any related instruments, any collateral or the dealings or the relationship between them, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived.  The provisions of this paragraph have been fully discussed by the NFS and Guarantor and these provisions shall be subject to no exceptions.  Neither NFS nor Guarantor has agreed with or represented to the other that the provisions of this paragraph will not be fully enforced in all instances.

Executed as a document under seal on this 31st  day of July, 2015.

Guarantor: Signal Point Holdings Corp.

By: /s/   Aaron Dobrinsky
Name:   Aaron Dobrinsky
Title:     Chief Executive Officer

FEIN:  __________________________

FOR NOTICES TO GUARANTOR

Principal Street Address: 433 Hackensack Avenue, 6th Floor, Hackensack, New Jersey 07601

(a)    Facsimile Number:  (201) 968-1886

E-mail Address:  adobrinsky@sigpt.com